Exhibit 99.1

LML Payment Systems Inc.
First Quarter Fiscal 2007 Conference Call
August 8, 2006

Operator:
Ladies and gentlemen, welcome to the LML Payment Systems First Quarter Fiscal 2007 Conference Call.

During this session all lines will be muted. Following management’s prepared remarks we will be holding a Q&A session. If you have a question, please press the one key on your touchtone phone and an operator will take your question. If you need audio assistance, please press star, zero and an operator will assist you.

With us on the call today are Patrick Gaines, President and CEO and Richard Schulz, Chief Accounting Officer.

Everyone should have access to the earnings release which went out earlier today. If not, the release is available on the LML website at www.lmlpayment.com.

Before we begin, we would like to remind everyone that the prepared remarks may contain forward-looking statements regarding future events and the future performance of the Corporation and management may make any additional forward-looking statements in response to your questions. These statements do not guarantee future performance therefore undue reliance should not be placed upon them. We refer all of you to the Corporation’s most recent Form 10-K filed with the Securities and Exchange Commission as well as the Safe Harbor Statement in today’s earnings release for a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements. The Corporation assumes no obligation to revise any forward-looking projections that may be made in today’s release or call.

At this time, I would like to turn things over to Patrick Gaines. Please go ahead sir.

Patrick Gaines:
Thank you Operator. Good afternoon everyone and thank you for joining us today. I know that we have a number of long-term, dedicated shareholders who have long looked forward to this day. Let me say it’s a pleasure to speak with you today as we discuss the results of our first quarter of fiscal 2007.

I’m going to cover some highlights of the quarter and then Richard will give you additional detail on our operational and financial results as well as walk you through our fiscal 2007 guidance. I’ll then come back on and conclude the prepared portion of the call with a few closing remarks before taking questions.

First of all, quarter one was truly a watershed quarter for the company. We saw the successful completion of our patent litigation culminating with the licensing of three defendants. Our stated goal has been to monetize our intellectual property and we were very pleased with our result. These former defendants now join our valued and growing list of licensees.

Two of the three licensees were fully paid up licenses that cover all fields of use and one license was based upon an up-front release payment that covered past transactions and an ongoing running royalty for future transactions regarding the point-of- sale field. With respect to the two fully paid up licenses, the amount received for each was calculated using our best estimates for the number of transactions each licensee had conducted prior to entering into the license and the estimated number of transactions the licensee is expected to conduct over the lifetime of the patents. We then applied an inherent transaction charge to these transactions to arrive at a one-time fee amount. The end result being $15.4 million was received from the two fully paid up licenses and $600,000 was received as the up-front payment with respect to the licensee who will continue to pay a running royalty on future transactions as they are conducted.

While the licenses were completed in approximately the same timeframe, each is distinct and involves different arrangements. These different arrangements play an important part regarding how we account for each license, particularly with respect to reporting revenue. Depending on the nature of such arrangements, we have classified the consideration received as either deferred revenue, licensing revenue and/or other income. Richard will talk more about the accounting treatment of each license later on.

In summary, at the end of the quarter our portfolio of licensees has grown not only in number but also in quality and now consists of two fully paid up licensees and four licensees paying running royalties as transactions occur. We believe the addition of NOVA, ECHO and First Data provides both credibility and momentum to our licensing program. They join our other valued licensees including ACH Direct, Select Payments and Verus Financial Management.

Success in the first quarter was not limited to our intellectual property licensing program but also included a significant contract win in the very competitive area of check verification and returned check management. We were successful in resigning the Grocer Supply Group and their grocery store clients who operate 268 locations in Texas and Louisiana to a multi-year contract. Under the contract we’ll be providing Grocer’s clients with enhanced check verification services and payroll cashing services.  Competition was fierce and the price compression required to secure the contract did result in lower overall check verification revenue in the quarter. Our goal has always been to provide end-to-end check services to our clients and end-to-end to us means delivered verification, settlement and recovery services in one seamless fashion.

Our goal now is to introduce the better revenue and margin producing settlement and related electronic recovery services to these valued clients. In fact we began to realize on that goal during the quarter as we implemented an ECC pilot program with a five store grocery store chain within this group. We attribute this verification win and the follow-on ECC pilot program to a focus on our client relationship management program that has been designed to keep customers coming for services in ever increasing depth.

I’ll now turn the call over to Richard who will cover off the financial results in more detail.

Richard Schulz:
Thank you, Patrick. As Patrick discussed, our highlight for our first quarter was the entering into of three more licenses. I’ll discuss our accounting for each license agreement individually.

First, our largest licensing agreement was with Telecheck First Data Corp. We booked approximately $8.25 million in deferred revenue for this agreement and are recognizing approximately $306,000 per quarter in net licensing revenue over the life of the license agreement.

Second, in regards to our licensing agreement with Nova Information Systems, there are two components to this agreement that required certain accounting treatment. In regards to the consideration we received for a release fee, we booked other income in the amount of approximately $117,000 during our first quarter. In regards to NOVA entering into the license grant, we booked licensing revenue in the amount of approximately $143,000 during our first quarter.

Third, in regards to our licensing agreement with Electronic Clearing House Inc., there are three components to this agreement that required certain accounting treatment. In regards to the consideration we received for a release fee, we booked other income in the amount of approximately $260,000 during our first quarter. In regards to the consideration ECHO paid for both parties agreeing not to initiate certain lawsuits against one another for the next 36 months, we booked this as a deferred amount and are recognizing approximately $11,000 per quarter as other income over the next 12 quarters. In regards to ECHO entering into the license grant, we are earning running royalties over the remaining term of the license agreement ending January 16th, 2013. We recognized, on an aggregated basis, approximately $76,000 related to licenses providing running royalties which included running royalties from ECHO.

Total revenue for our first quarter was approximately $1.8 million, an increase of approximately 12.5% from total revenue of approximately $1.6 million for our first quarter a year ago.

Revenue from electronic check verification was approximately $225,000 for our first quarter, approximately a 19.6% decrease from revenue from electronic check verification of approximately $280,000 for our first quarter a year ago. As Patrick discussed earlier, this decrease is primarily attributable to a reduction in per transaction pricing of our enhanced electronic check verification services provided to certain existing customers who entered into contract renewals during our first quarter.

Revenue from our primary check collections business decreased approximately 31.2% from approximately $298,000 for our first quarter a year ago to approximately $205,000 for our current first quarter. The reduction in revenue from our primary check collections business is primarily attributable to an overall reduction in new returned check volume of approximately 30.4% provided to us for primary collection services. We believe this reduction may partially be attributable to better check verification services we are providing to some of our customers resulting in fewer returned checks being submitted for primary check collections and partially attributable to fewer paper checks being processed by some of our customers.

Revenue from our secondary check collection business increased approximately 17.6% from approximately $556,000 for our first quarter a year ago to approximately $654,000 for our current first quarter. The increase in revenue from our secondary check collections business is primarily attributable to an increase in collections of the principal amount and related fees of returned checks that have been assigned for secondary recovery.

Software licensing royalties that we received from CheckFree Corporation decreased approximately $95,000 from approximately $160,000 for our first quarter a year ago to approximately $65,000 for our current first quarter. Software licensing royalties we earn from CheckFree is dependant on CheckFree’s successful marketing of the PEP+ reACH product which is sold primarily to banks and other businesses in the lock box remittance industry.

Revenue from licensing our patented intellectual property increased approximately $492,000 from approximately $33,000 for our first quarter a year ago to approximately $525,000 for our current first quarter. As I first discussed, the majority of this revenue increase is due to the new licensing agreements we entered into during the first quarter as Telecheck, NOVA and ECHO contributed approximately $472,000 of this $492,000 increase.

We had an increase of approximately $200,000 in our cost of operations from approximately $1.1 million for our first quarter a year ago to approximately $1.3 million for our current first quarter. This increase is primarily attributable to cost increases coinciding with our overall increase in our secondary check collections business as well as general increases in our personnel costs.

Our sales, general and administrative expenses decreased approximately $471,000 or approximately 39.3% from approximately $1.2 million for our first quarter a year ago to approximately $729,000 for our current first quarter. This decrease is primarily attributable to a decrease of approximately $377,000 in legal fees attributable to our patent infringement enforcement activities which culminated in April 2006.

Our other income increased approximately $384,000 for our current first quarter versus our first quarter a year ago. As I first discussed, the majority of our other income for our current quarter is attributable to the licensing agreements we entered into with NOVA and ECHO. The net release fee consideration from these two agreements totaled approximately $377,000 and as been presented as other income in our un-audited consolidated statements of operations and deficits.

We are also recognizing as other income approximately $11,000 per quarter attributable to the agreement not to initiate certain lawsuits contained within the ECHO license agreement.

We had a net income of approximately $184,000 or approximately $0.01 per share for our first quarter versus a net loss of approximately 1.1 million or approximately $0.05 per share for our first quarter a year ago. This represents an improvement in our net income of approximately $1.3 million or approximately $0.06 per share for our current first quarter versus our first quarter a year ago.

For our fiscal year 2007 our goal is to achieve a break-even status. Given the results of our first quarter, we anticipate this goal being attained. We had approximately $10.2 million in working capital as at June 30th, 2006 and a cash and cash equivalents balance of approximately $11.7 million as at June 30th, 2006.

Now I’ll turn the call back to Patrick for some closing remarks before we open the call to your questions.

Patrick Gaines:
Thanks Richard. I’d like to say a few words generally about our business outlook. Electronic check conversion at the retail point-of-sale in its present form has provided many challengers to retail acceptance. We estimate that last year approximately 8 billion checks were presented at the retail point-of-sale and yet a mere 64 million were converted to electronic transactions. That’s a ratio of less than 1%.

Some of the issues that have affected widespread retailer adoption of the technology include the question of whether to image or not image the check and its resultant cost, as well as confusion around check conversion and Check 21’s check truncation.

Other fields of check conversion have fared much better. Despite being in existence for a much shorter timeframe, the billing and remittance field, commonly referred to as ARC, last year saw 1.6 billion checks converted to electronic transactions. Another rapidly growing area of transactions is those that are being processed over the Internet. Last year we estimate that over 1 billion transactions were conducted in this field.

In the face of these numbers, we believe that success at the retail point-of-sale may involve the implementation of certain processes currently being employed in the lock box remittance field. NACHA has approved interim rules for a new retail transaction type. A hybrid of both P-O-P (or POP) and ARC processes known as B-O-C (or BOC) or back office conversion.  While we will still continue to offer POP conversions, we also plan to develop back office conversion products and we believe our strategy of being able to provide both POP and BOC products to retailers may help give us some organic sales traction.

Not only are we anticipating new product delivery for the point-of-sale market, we are also anticipating the continued development and monetization of our intellectual property portfolio. We were confident before in our patents and we remain so, even more so now. Our stated goal is to license our technology; however we are obviously well prepared to enforce our rights to exclude others from practicing our inventions, when and if required. We believe the recent litigation provided an opportunity for others to form a solid understanding of what our patent claims mean. We also believe it was this understanding that ultimately allowed us to be successful then and will be instrumental to our success in the future.

We believe some key drivers to our growth relate to the growth rate of retailer adoption of BOC and POP from both the processing and licensing perspective. We expect both fields to grow and perhaps even complement each other and we expect to both process transactions and license others to do the same. Our plans for ARC and web fields primarily include licensing our technology.  We believe that our intellectual property addresses many processes in both ARC and web fields and we anticipate soon being in a position to have our licensing activities include these fields of use to a much larger degree. In short, we remain very confident in the strength of our licensing program.

We are committed to maximizing shareholder value and solidifying our financial and operational foundation. This commitment includes exploring strategic alternatives. These alternatives include, but are not limited to, a possible sale or acquisition of assets including business segments and/or intellectual property, or a sale or merger of the company as a whole. During the quarter, we engaged Pacific Crest Securities to act as our financial advisor to assist us in this effort. As with other initiatives, please be aware that there can be no assurance that the exploration of such strategic opportunities will result in a single transaction. We plan to update you in the event we have some definitive and material to report.

Thank you and with that I will turn the call back to the Operator so we can take your questions.

Operator:
Ladies and gentlemen, if you would like to ask a question simply press the one key on your touchtone phone. Please be aware that by pressing the one key a second time, this will withdraw your question. Once again ladies and gentlemen if you would like to ask a question simply press the one key on your touchtone phone.

Charles Reeves:
Am I on?

Patrick Gaines:
Hello?

Charles Reeves:
Yes, this question is to Patrick Gaines. This is Charles Reeves, an investor. I noticed you do a majority of your business with Dillons Company which is a division of Kroger. Is that still correct?

Patrick Gaines:
Yes it is.

Charles Reeves:
Have you made any in-roads with Fry’s grocery out of Arizona which is also a division of Kroger?

Patrick Gaines:
We’ve had discussions with Fry’s in the past but we haven’t signed a contract with them.

Charles Reeves:
Okay and is Dave Dillon still president of Kroger?

Patrick Gaines:
I don’t know.

Charles Reeves:
Okay. I think he, he was the former one of the owners of Dillon before Kroger bought it and I believe he is now chairman of Kroger so they might be wanting to call on Dave Dillon directly versus Fry’s since they own it, since you’re already integrated into Dillons. That might be your in-road.

Patrick Gaines:
Thank you very much.

Charles Reeves:
You’re welcome. Thank you.

Operator:
The next question comes from the line of Richard Genao. Richard, go ahead please.

Richard Genao:
Hey, hey. Good quarter, Pat. How are you doing, guys. Got a question regarding I’m seeing a lot of other companies in the industry form alliances, banks and financial institutions alike, and I’m seeing that we’re not getting any other traction with financial institutions to kind of piggy-back them or they could piggy-back us with the products that you guys have out there.

Patrick Gaines:
Sorry Rich, I missed the question.

Richard Genao:
With other banks out there getting other companies in your field, getting deals with banks, financial institutions, several other companies like that do what you do, they have a bank that they’re dealing with maybe to run their, route their software through and I see we’re not getting any relationships with banks out there.

Patrick Gaines:
Okay. I understand your question.

Richard Genao:
Okay.

Patrick Gaines:
That’s true and in fact most of the growth that we’ve seen in ARC and to a larger extent web transactions are transactions that are being conducted by banks and we have marketed our services to banks in attempt to perform those transactions on their behalf and those efforts are still ongoing.

Richard Genao:
All right. One more question. Stephen Craig, what’s the major head one that we’re seeing right now with what he’s doing?

Patrick Gaines:
Steve’s been involved with our client relation management program which, as I mentioned earlier in the prepared remarks, was largely responsible for the 268 stores in the Texas, Louisiana, our first pilot program with that group that got underway in the quarter as well; making tremendous headway there with our existing customers.

Richard Genao:
All right. Thank you very much.

Patrick Gaines:
Thank you.

Operator:
The next question comes from the line of Steven Hecht.

Steven Hecht:
Good afternoon Patrick, how are you?

Patrick Gaines:
Great, Steven. How are you?

Steven Hecht:
Great. Richard alluded to what I presume was guidance for break-even for 07. Is that what the guidance is?

Patrick Gaines:
Yes it is.

Steven Hecht:
And could you maybe give a little color as to what the strategy might be to monetize the licenses given, of net and ARC and as with - what would be your strategy in that area and what time would you start to proceed?

Patrick Gaines:
We are working on that, we are working on that strategy right now and the first part of that strategy is identifying people who would like to license our - and also identifying others who need to license our technology. That process has long been underway and I think that in the next few quarters we’ll have something to say about that.

Steven Hecht:
Next few quarters. Could you maybe give us a little color as well as to what Kirkland & Ellis is doing at this particular time in regards to helping license.

Patrick Gaines:
Well, Kirkland & Ellis played a very important role in our past litigation and they will be playing a very important role in licensing our technology in the future both at the point-of-sale field and both in other fields of use that we think is appropriate. They have been discussing, been part of discussing licenses with folks in the point-of-sale field since our last licensing announcement and are making, starting to make in-roads now with other folks in other fields.

Steven Hecht:
And do you expect to see measurable results, say, in the coming quarter?

Patrick Gaines:
Well, I think in the next few quarters. We do have, and most people know that we have a, one of our patents is in for re-issue and we expect that patent to re-issue in a not too distant future. It’s been in for quite some time. We’ve been told that it will issue basically - well not told that it will issue but that there are no issues with so far in the process and we expect to go hard when that issues.

Steven Hecht:
Very good. I’ll let someone else jump in here. Thank you, Patrick.

Patrick Gaines:
Okay.

Operator:
Your next question comes from the line of Jim Stoll.

Jim Stoll:
Hello, Patrick?

Patrick Gaines:
Hello.

Jim Stoll:
There was some pretty wild stock action earlier this summer where the stock of your company got up to over $12 a share and I wonder if you could summarize briefly what was the cause of that and how much overhead supply you think there would be for the market to have to chew its way through in order to make significant advances.

Patrick Gaines:
I’m not prepared to offer those comments.

Jim Stoll:
Okay.

Operator:
The next question comes from the line of David Ferrari.

David Ferrari:
Hello Patrick.

Patrick Gaines:
Hi Dave.

David Ferrari:
This is Dave Ferrari. First of all I want to congratulate you on getting positive cash flow here and getting us in the black. It’s nice to see that. I think we finally have hit some milestones in this company and I’ve been with you, with investing with your company for almost seven years now and it feels good to see a quarter come out like this. And I also want to congratulate you on, you know, on the accomplishment of the settlement.

Having said that, you know, I think we - in owning the stock for a long time and I don’t know how many people are new to this stock on this conference call and how many people have been with us for awhile, but it seems like we had a real synergy going. We kind of knew we were kind of the nucleus or the red spot on the dartboard there, you know, in 2002 with the software and with signing some licensing agreements and I think, like the gentlemen asked us before, we hit 12 on our announcement of the settlement and it seems somehow that the market lost focus of where we’re going and the big picture because, you know, we were really - you could look up in the sky and the stars and it mostly was the patent litigation at that time and I think after that was gone everybody said well where do we stand now and you know how bright is our future. If you could just expand upon where you think, you know, where the goal is for you in running the company and leading the horses here over the next, you know, 12 to 24 months. What is the primary goals in your mind?

Patrick Gaines:
Well, I think the primary goals, David, is to acquire transaction processing and also to license the technology. And with respect to your question in the timeframe, it’s a good question and it’s a fair question. Over the last two years, the POP product was one of the first products to be approved by NACHA and I think there was an expectation that merchant adoption would be much higher than it is.

Since that time, and over the last two years in particular while we’ve been involved with litigation and other matters, other transaction types have come and certainly eclipsed the POP transaction volume. And I’m speaking directly with respect to the ARC and the web transactions. And I believe that our technology addresses the processes in those transactions as well and I think we’re capable of processing those transactions to some degree as well. I think the market for those transactions is much bigger and much brighter than the POP market. And I think if we wanted to extrapolate the success that we’ve had in the POP market to these other markets that are much larger, I think that’s where we’re headed with much more experience going forward.

David Ferrari:
And where do you see, you know, percentage breakdown between, you know, organic business or intellectual property. Do you have a sense of that, of where you’d like to be?

Patrick Gaines:
Well, this year we’re probably going to look at 25% of our revenue will be licensing without - if we would remain flat right now without signing one more license and 75% would be organic.

David Ferrari:
And just to go onto our the 129 patent, we feel - I know I looked on the website and noticed it had gotten in front of the gentlemen Carl Frick (sp?) on the 29th of June so it’s pretty much, it’s right there, right? I mean, we’ve got to be right at the last part of the field here.

Patrick Gaines:
We certainly hope so.

David Ferrari:
Okay.

Patrick Gaines:
It’s been, we have a number of patents and despite this one taking longer we haven’t seen anything else that would make it appear different than any other application we’ve made.

David Ferrari:
Thanks very much Pat and congratulations again.

Operator:
The next question comes from the line of Jonathon White.

Jonathon White:
Patrick. Jonathon. How are you?

Patrick Gaines:
I’m good Jonathon. How are you?

Jonathon White:
I’m good. Hey I want to say congratulations also. I think that , you know, the profit’s nice, the win was nice and now I know you want to make the progress towards as much additional revenue as you can. The questions I’ve got basically come down to you’ve got the back office conversion BOC project working, I know, and I know that it’s my impression NACHA is set to go with that, what, September or something?

Patrick Gaines:
I think it’s next March now.

Jonathon White:
Oh it’s been delayed that long?

Patrick Gaines:
Well, there are interim rules now that have been written and are in effect and the final rule goes effective next March.

Jonathon White:
Okay. Now, you’re working on products to facilitate that program, right?

Patrick Gaines:
That’s right.

Jonathon White:
Okay. Do you have any pilot sites or beta sites functioning on that, on those projects and if so how long do you think before you can talk about it?

Patrick Gaines:
We don’t have any yet. We expect with good luck by the end of next quarter we may have some sites identified where we’ll be in a position to offer our merchants a choice between POP solutions or back office conversion solutions and we’re not sure that back office conversion services will be a panacea to the industry. Certainly there are major merchants our there who like POP and other merchants who like BOC. And BOC yet is untested; that’s why we think that both will likely be complementary. Some merchants will like one form of check conversion and other merchants will like others. Our strategy is to be able to go to those merchants and offer both.

Jonathon White:
Okay. Okay. Now, now can a merchant operate on BOC right now? I mean, I guess I don’t understand if they have to wait for NACHA to be ready for them as much as, or is it just the new rules that will…

Patrick Gaines:
The interim, there are interim rules that are in effect that will allow that, Jonathon.

Jonathon White:
Okay.

Patrick Gaines:
And final rules will be, will come down some time next year. I think it’s in March.

Jonathon White:
Thank you, last question. Now the relationship with CheckFree, I know that, it’s my impression that they have a bank that is maybe close to being up and running through them and is going to give us - I don’t know if you want to call it a per click fee or not - are you starting to see the numbers come through there?

Patrick Gaines:
The revenue that we’ve received from the CheckFree agreement which is essentially they are selling and marketing the PEP+ reACH product.

Jonathon White:
Right.

Patrick Gaines:
Contains some modules of our mainframe software so they’re selling to very large clients in the lock box arena, mostly banks. It’s really up to CheckFree and the success that CheckFree is having and what we’ve seen typically is lumpy revenue from them. We’re seeing some quarters where they’ve been very successful and other quarters where the revenue isn’t as high. So typically we’re not seeing a lot of the recurring revenue coming out of the CheckFree contract as of yet.

Jonathon White:
Okay. So what you’re basically seeing is you’re basically seeing the licensee revenue affiliated with companies signing up but you’re not seeing the ongoing revenue of the consistent business. Is that correct?

Patrick Gaines:
That’s what we believe.

Jonathon White:
Okay. Thank you very much for your time today. Good luck.

Patrick Gaines:
Thank you.

Operator:
The next question comes from the line of Mike Hosey.

Mike Hosey:
Hello Pat. Congratulations on the positive quarter and let’s hope it’s the beginning of many more positive quarters to come. I guess my question is around this latest patent. I know it’s pending and it’s due for a conclusion any week now, but how does this patent complement and add to the existing patents like in the POS arena? In what new areas does it give LML more strength?

Patrick Gaines:
All right. The patent that we’re talking about is a re-issued patent or we’re seeking a re-issue of an existing patent that we had and we returned, we actually surrendered the original patent back to the patent office and said that we’d like a new patent and we expanded some of the claims that were in the original patent that took into account what was actually described in the patent, or in the original patents, so that some of the claims now describe in plainer detail the processes that are used in check conversion for certain field of use.

Mike Hosey:
Okay. That doesn’t add to the existing strength that LML may have in the lock box arena or…

Patrick Gaines:
I think they do. I think it does add to the strengths. That was the point of doing it. We had the, we had the opportunity of looking at some of the actually some of the defenses that were raised in the first litigation and we were able to cite a different, additional information in with the re-issue that helps make it a little bit stronger from attack going forward in the future.

Mike Hosey:
Okay, so it’s all likelihood that if the earlier ones were accepted and this being just begin sort of an expansion of existing patents and it hopefully will get a positive result from the patent office on that one as well.

Patrick Gaines:
Well, the most positive aspect of the re-issue is that this patent is already issued once and I don’t believe we’ve changed it enough at all to stop it from being issued again.

Mike Hosey:
Okay. Good. Good. Another question I had was, you know, with respect to you mentioned that you hired on recently an investment banking firm or something to assist LML in merger and acquisition activities or joint venture agreements. Did you make some comment on that?

Patrick Gaines:
Yes we did. We announced, well we didn’t announce, we said in this call today that we have engaged Pacific Crest Securities of Portland, Oregon to act as a financial advisor for us.

Mike Hosey:
Pacific Crest, is it?

Patrick Gaines:
Yes.

Mike Hosey:
Okay. Okay. I take it they’re familiar with the area of business that you have expertise in and in that field I would guess. Do they have offices in more than Portland, I just, I don’t…?

Patrick Gaines:
I think they do. I think they have an office in Boston as well. They specialize in smaller technology stocks.

Mike Hosey:
Okay. Do they have any analysts with the firm?

Patrick Gaines:
Yes they do.

Mike Hosey:
Do you anticipate any, perhaps, reports coming from analytical reports especially with this new quarter, positive quarter?

Patrick Gaines:
Well, they’re engagement involves all aspects of financial advice from broadening our scope to the market to helping us prepare modeling of our financial information going forward, making presentations at investor conferences, as well as helping us with due diligence and other activities that we might look at from a merger and acquisitions standpoint.

Mike Hosey:
Oh very good, very good. Well glad to hear, I’m glad to hear that we’re moving in that direction.

Also one last point: Kirkland & Ellis, I know they’ve done a fantastic job. I know that you pay them a lot. Of course, you know, you get what you pay for. They win a lot in patent litigations but they also prevented you from going to Texas to file another litigation against First Data. First Data I guess there was kind of an agreement there as well so that end of it they -you have to applaud them for keeping you out of the litigation in that aspect so - but in moving forward now, are they, will they be making calls with your company or with yourself or Steve Craig or will they just be in the background in case you need to bring in the guns of Navarone or something?

Patrick Gaines:
It all depends, Mike. They are working in a licensing program with us. It’s a targeted program and they are and will be involved with talking to potential licensees throughout or across the different fields of use. We will certainly identify those folks and we have identified them as an ongoing process and they will assist us on the legal standpoint on licensing these folks or if we have to go to court again that’s what we’ll do.

Mike Hosey:
Right, right. Okay. Well that’s good, and one last thing too; any chance of consideration on moving the corporate headquarters to maybe the Washington area or Oregon area?

Patrick Gaines:
We haven’t recently given that any consideration.

Mike Hosey:
Okay. Well good luck with the new upcoming patent. I’m sure that we’ll hear in the very near future that that has been approved and that there will be more licensing agreements forthcoming as a result of that and congratulations again on a good quarter.

Patrick Gaines:
Thanks, Mike.

Mike Hosey:
Bye.

Operator:
Ladies and gentlemen at this time we will not be taking any further questions. This concludes today’s teleconference. Thank you for your participation. You may now disconnect.